Exhibit 13.2

INVESTOR PRESENTATION OCTOBER 2018

LEGAL DISCLAIMER This presentation is for informational purposes . Any offer of the Company’s securities will be made solely by means of the offering circular contained in a qualified offering statement . An offering statement on Form 1 - A relating to the Company’s securities has been filed with the U .. S . Securities and Exchange Commission, but has not yet become qualified . The information contained herein may not be used in connection with an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not qualified or any person to whom it is unlawful to make such offer or solicitation . No money or other consideration is being solicited, and if sent in response, it will not be accepted . No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the U . S . Securities and Exchange Commission and approval of any other required government or regulatory agency . No offer to buy securities can be accepted and no part of the purchase price can be received without an offering statement that has been qualified by the U . S . Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date . Any person’s indication of interest in the Company’s offering involves no obligation or commitment of any kind .. A preliminary offering circular that forms a part of the offering statement has been filed with the U . S . Securities and Exchange Commission, a copy of which may be obtained from the Company at 733 Third Avenue, Floor 15 , New York, New York 10017 , telephone 646 - 790 - 5756 . Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved or passed upon the accuracy or adequacy of this presentation or of the offering circular . Before investing, please carefully read the offering circular contained in the offering statement . The distribution of this document in jurisdictions outside of the USA may be restricted by law and persons who come into possession of this document should seek advice on and observe any such restrictions . Any failure to comply with such restrictions may constitute a violation of applicable securities laws . This Investment Overview is for informational purposes only, it is not intended as investment advice and does not purport to be all inclusive or to contain all the information that a prospective investor may require in evaluating a possible investment of any kind . This Investment Overview contains projections, forecasts, targeted returns, illustrative returns, estimates, objectives, beliefs and similar information (Forward Looking Information) . Forward Looking Information is provided for illustrative purposes only and is not intended to serve, and must not be relied upon by any prospective investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability . This Information Overview reflects the current knowledge and intentions of the Company and neither the Company nor its directors, officers and employees guarantee any particular rate of return, the performance of any investment or the repayment of capital from any investment in the Company . The Company does not warrant or represent or give any undertakings either express or implied that the information contained in this Investment Overview is free from errors or omissions or is suitable for your intended use or for any purpose for such content . While the Company has taken all reasonable care in producing the information contained in this Investment Overview, circumstances may occur at any time and may impact on the accuracy of the information . Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and may be beyond the control of the Company . There can be no assurance that any particular Forward Looking Information will be realized and all information is subject to change without notice . Subject to any terms expressed or implied by law which cannot be excluded, the Company, its directors, officers and employees do not accept any liability (whether arising in contract, tort, negligence or otherwise) for any error or omission or misstatement or for any loss or damage (whether direct, indirect, consequential or otherwise) suffered by the recipient of the information contained in this Investment Overview .

OFFERING SUMMARY Issuer/Ticker Glucose Biosensor Systems (Greater China) Holdings Inc. Type of Offering Initial Public Offering Symbol GBSG Pre - Offering Common Stock Outstanding 8,250,000 Shares - Minimum Offering $9,000,000 - Maximum Offering $25,000,000 Share Price $12.00 Use of Proceeds • Development and Regulatory Approval • Working Capital • Marketing (Digital), Pre - Launch and Medical Affairs • Commercialization

THE COMPANY Delaware corporation based in New York, GBSG holds the exclusive regional license of the Glucose Biosensor System for the Greater China Region . The biosensor uses saliva, not blood , to measure glucose . GBSG believes that the biosensor fabrication method will allow for printing at high volume at low cost using existing technology . Mainland China contains a quarter of the world’s diabetic population . GBSG will commercialize, market, distribute and sell the Glucose Biosensor System to Mainland China, Hong Kong, Vietnam and Bangladesh through a network of exclusive distributors .

BOARD OF DIRECTORS Dr. Jean Claude Becker M.D. COO, Executive VP & Director • A widely published, global researcher with expertise in developing and positioning innovative products . • Former Group Director of Global Clinical Research in Immunology at Bristol - Myers Squibb, and senior roles at Sandoz and Pfizer . Mr. Harry Simeonidis President & Director • More than 25 years’ experience in global executive management roles in healthcare, pharmaceutical, and life science businesses . • Former CEO of GE Healthcare ANZ and General Manager for Surgery APAC . Dr. Yong - Jiang Hei M.D., Ph.D Director • Currently serves as Corporate VP and Chief Medical Officer at Qilu Pharmaceuticals, China . • Former Executive Medical Director of AMGEN China . Dr. John Caminis M.D. Director • A pharmaceutical physician with a successful track record in clinical development and medical affairs . • Currently serves as Therapeutic Area Head (Gastroenterology & Metabolism) for Global Drug Safety at Shire . Mr. Jonathan Hurd CAMS Chairman of the Board • CEO and founder of Asgard Regulatory Group, organization that provides broker - dealer and investment adviser compliance services . • Former Chief Compliance Officer for several financial institutions . Victoria Gavrilenko Operations Manager, Secretary, Treasurer & Director • Responsibility for coordination of activities within the US as well as overseas business partners and contractors .

DIABETES - A GLOBAL EPIDEMIC 1 in 11 adults had diabetes 2017 1 in 10 adults will have diabetes 2045 2017 2045 People with diabetes worldwide 425M 629M IDF Diabetes Atlas 2017 10.9% of Chinese adults have diabetes 114.4m patients 1/4 of the world’s diabetic population That’s DIABETES IN CHINA

IMPORTANCE OF GLUCOSE MONITORING Glucose monitoring determines glucose levels and identifies if the patient is within a specified target range . It lets patients understand the cause and effect relationship between variables such as diet, exercise, stress and medication . The patients who control their glucose levels within target range have better health outcomes (such as reduced complications of diabetes) compared to those who do not . Many people with diabetes do not test as often as clinically recommended and this can increase the risk of complications .

TRADITIONAL BLOOD GLUCOSE MEASUREMENT METHOD THE PROBLEM Invasive finger stick devices must be used several times a day Lancing of the finger to draw blood can be painful and can lead to risk of infection The blood sample is then placed on a disposable test strip that is inserted into a blood glucose meter Once the reading has been taken, used needles, lancets and blood strips constitute a biohazard and must be disposed of accordingly Patients avoid frequent glucose testing as the current method is invasive, painful and inconvenient

THE INNOVATION AND OPPORTUNITY Saliva based glucose monitoring - revolutionizing diabetes management The non - invasive, pain - free and easy - to - use Glucose Biosensor System Bring the Saliva Glucose Biosensor in contact with saliva Glucose level reading is displayed on a smart device View results and compare historic glucose levels through interactive app Cloud data processing and AI interface For illustrative purposes – not company products

THE BIOSENSOR UNIT

Technology Evolution with Patent Protected Sales to 2033

1997
Professor Paul Dastoor and University of Newcastle team began research into conducting polymers

2006
Priority Research Centre for Organic Electronics established in the School of Physics, University of Newcastle

2013
OTFT-based saliva glucose biosensor invented by Professor Paul Dastoor and team. IP filed March.

2014
Glucose sensor publication: "Detection of saliva-range glucose concentrations using organic thin-film transistors"
Applied Physics Letters 105,043303 (2014)

2015
Glucose sensor publication: "Printable organic thin film transistors for glucose detection incorporating inkjet-printing of the enzyme recognition elements"
Applied Physics Letters 106, 263301 (2015)

2016
The iQ Group Global project initiation: Accelerated development of printable organic electronic glucose sensors for diabetes.

2018
The iQ Group Global announces extension of R&D with additional indications for biosensor, cancer, allergen and hormone biomarkers.

Ongoing development by original scientific team

Original IP protected to 2033, with more patents to be filed

International Patents
US – Granted / US 9,766,199
China – Notice of Allowance / CN201380022888
Australia – Filed / AU2016/050555

THE BIOSENSOR UNIT Organic Thin Film Transistor (OTFT) Glucose concentrations are considerably lower in saliva compared to capillary blood glucose Detection sensitivity becomes of primary importance The biosensor exhibits a linear glucose response at concentrations 100 times lower than commercial glucose sensors

GBS - SYSTEM ARCHITECTURE Cloud data processing Two - way data flow Improved glucose management Better health outcomes Image Placeholder Historic glucose level comparison

NON - INVASIVE SAMPLING HIGHER USER COMPLIANCE IMPROVED PATIENT GLYCEMIC CONTROL → → NORMOGLYCEMIA IMPROVED HEALTH OUTCOMES COST SAVINGS → → INCREASED MONITORING = HEALTHCARE SAVINGS

. REGULATORY STRATEGY AND LAUNCH REGULATORY STRATEGY MEDICAL & CLINICAL AFFAIRS MARKET ENTRY STRATEGY 2 3 1 Commenced Commenced January 2019 • Commence process of creating awareness with : • Patients • Practitioners • Caregivers • ‘Celebrity’ patients • Align with Key Opinion Leader physicians . • Engage physicians to “switch” by involving them in Quality of Life study . • Create publication strategy for QoL study . • Create patient awareness . • Partner with patient associations and support groups . • Appoint regulatory consultants . • Agree most efficient regulatory pathway with CFDA . • Compile dossier pre - clinical, clinical and performance testing data . • File with regulatory agency . • To enter into arrangements with distributors to market and sell GBSG products . • Qualitative and quantitative Distributor Selection Criteria. • Implement “switch” strategy . • Align pricing strategy to premium market segment .

OVERVIEW OF LICENSE AGREEMENT 1. Promote, market and commercialize the glucose biosensor in the Greater China Region (GCR) . 2. Provide customer support on the glucose biosensor in the GCR . 3. Sell the licensed products in the GCR . 4. First refusal for other diagnostics . 1. Conduct clinical studies . 2. Obtain regulatory approvals in the Greater China Region . 3. Hold marketing authorizations in the GCR . Exclusive License until 2033 Licensee Responsibility

COMPETITION Requires invasive sampling and finger prick calibration Slower glucose level changes Continuous Glucose Monitoring

INCREMENTAL INNOVATION IN LAST 40 YEARS Based on Same Traditional Technology MyDario OneDrop Image Placeholder

FUTURE COMPETITION Lasers Breath - based Measurements Eye - based Technologies Tear Sample Skin Detection Ear Lobe Sensors or Ear Canals

MARKET OVERVIEW What we know: In China, there are 114 million diabetic patients Assume, 1% of these patients use a glucose biosensor strip 3x per day 1.2bn strips…per annum x x =

20 INVESTMENT HIGHLIGHTS Key Points Not incremental but exponential innovation – non - invasive disruptive technology . Eliminates the need for “finger pricking” multiple times daily . Higher patient compliance leads to improved glycemic control, better healthcare outcomes for patients with diabetes, and potentially massive cost savings for health systems . The launch of the Glucose Biosensor can benefit 114 million diabetic patients in China alone . The biosensor is a platform technology enabling other point of care tests to be developed . Increased data generation and access creates significant opportunities to improve the way diabetes is managed .

The development of a low - cost salivary glucose detection method based on organic electronic circuitry would represent a major advance in diabetes management. Frost & Sullivan California - based research and consulting firm